EXHIBIT 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

HOUSTON, TX – April 21, 2026 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of December 31, 2025, of $16.6 million. Net asset value per share decreased to $1.19 as of December 31, 2025, from $1.90 as of September 30, 2025. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Net assets	$16,570	$26,504	$34,111	$34,197	$29,510
Shares outstanding	13,967	13,967	13,586	13,586	13,586
Net assets per share	$1.19	$1.90	$2.51	$2.52	$2.17

Net Asset Value Changes. The following were the principal contributors to changes in the net asset value of the Company in the fourth quarter of 2025:

•	Decrease in Fair Value of Morgan E&P, Inc. Morgan E&P, Inc. (“Morgan”) holds development rights to approximately 6,500 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. Principally due to a lower forward price curve for oil (as of December 31, 2025) as well as the elimination of certain reserves due to limited production, the value of the Company’s holding in Morgan decreased by $12.35 million at December 31, 2025, compared to September 30, 2025.

•	Increase in Fair Value of Holdings in CitroTech, Inc. On February 10, 2025, the Company purchased from CitroTech, Inc. (formerly General Enterprise Ventures, Inc.), a developer of fire suppression products (NYSE: CITR), a 1-year senior convertible promissory note bearing interest at the rate of 10% per annum, in exchange for $1.5 million in cash (“CITR Note”). Contemporaneously with the purchase of the CITR Note, the Company also received a 5-year common stock purchase warrant to acquire an aggregate of 312,500 shares of CITR common stock at an exercise price of $3.00 per share (“CITR Warrant”). During 2025, the CITR Note was converted by the Company into 664,041 shares of CITR common stock, of which 73,002 shares were sold by the Company. During the fourth quarter of 2025, the trading price of CITR shares increased from $5.89 per share to $8.08 per share. At December 31, 2025, the Company collectively valued the CITR shares and CITR Warrant at an aggregate of $6.8 million as compared to $5.2 million at September 30, 2025, an increase of $1.6 million.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.